Exhibit 99.1

Primis Financial Corp. Announces Promotion of Rick A. Fulk to President of Primis Bank

MCLEAN, Va., Oct. 4, 2023 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary, Primis Bank (the "Bank"), today announced that Rick A. Fulk has been promoted to President of Primis Bank effective October 2, 2023.

Dennis J. Zember, Jr., President and CEO of Primis Financial Corp., stated "Rick's promotion to President of our most important division is an exciting moment for our Company and demonstrates our commitment to have the Bank be the primary driver of our market value. Rick's influence and leadership in our organization is rooted in his desire to see those around him succeed and his ability to drive the financial results that our board and investors demand. His leadership skills, commercial success and ambition will produce results."

Mr. Fulk commented as well, saying "I'm very excited for the opportunity to help our Company build our Bank into the high-performance financial institution that our staff and our board envision. We have better tools and technology thanks to the tireless work of the past few years. We have loyal customers in some of the nation's best markets thanks to decades of serving. Most importantly, we have staff that are so inspired to get results for our customers and our shareholders and I count it a privilege to lead them."

Mr. Fulk has worked for Primis Bank (or its predecessors) since 1998 in various commercial capacities, most recently as the regional executive for the Richmond and Hampton Roads areas. Mr. Fulk and his wife are active leaders in the community with a passion for supporting animal rescue and the local humane society.

About Primis Financial Corp.

As of June 30, 2023, Primis had $3.85 billion in total assets, $3.17 billion in total loans and $3.31 billion in total deposits. Primis Bank provides a range of financial services to individuals and small and medium sized businesses through 32 full-service branches in Virginia and Maryland and in all 50 states through certain advanced internet and mobile applications.

Contacts: Dennis J. Zember, Jr., President and CEO Matthew A. Switzer, EVP and CFO Phone: (703) 893-7400 Primis Financial Corp., NASDAQ Symbol FRST Website: www.primisbank.com	Address: Primis Financial Corp. 1676 International Drive, Suite 900 McLean, VA 22102